Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires $12 Million Senior Living Campus in Alabama
- Commits $2.5 Million Loan to New Project in Florida -

MURFREESBORO, Tenn. - (September 26, 2013) National Health Investors, Inc. (NYSE:NHI) announced today the $12 million acquisition of a 120-unit Regency Pointe Retirement Community in Rainbow City, Alabama and a $2.5 million commitment to a second mortgage loan for the construction of a new senior living campus in Naples, Florida.

Justin Hutchens, NHI's CEO and President, said, "We are pleased to enter into this new relationship with Discovery Senior Living, a recognized leader in the development, marketing and management of senior housing communities for nearly 20 years."

Built in 2003, Regency Pointe has 72 rental independent living units, 36 assisted living units and 12 memory care units, altogether having a current occupancy rate of 87%. The new manager, Discovery Senior Living ("Discovery") of Bonita Springs, Florida, is leasing the community for an initial 15-year term with options to extend. Annual rental income to NHI will be $942,000 plus fixed escalators. NHI has committed to Discovery a lease incentive amount up to $2.5 million available to be drawn over a three-year period based on the achievement of a specified lease coverage ratio after giving effect to the increased rent on such lease incentive amount. The purchase of Regency Point was funded from borrowings on NHI's revolving credit facility.

Additionally, NHI has committed a $2.5 million second mortgage loan to Discovery for the construction of a new senior living campus in Naples, Florida. The loan requires interest-only monthly payments at an annual rate of 12% and matures in five years.

NHI is a real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.